Exhibit 23.2
CONSENT OF CROWE HORWATH LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LNB Bancorp, Inc.
We consent to the incorporation by reference in the Registration Statements No. 333-65034, No. 333-125288, No. 333-115385, No. 333-133621, No. 333-53210 and 333-187103 on Form S-8; No. 333-156647, No. 333-43441, No. 333-58414 and 333-193128 on Form S-3 of LNB Bancorp, Inc. of our report dated March 6, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting as of and for the year ending December 31, 2014 appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
Cleveland, Ohio
March 6, 2015